Exhibit 99.1

O D Y N E CORPORATION

For Immediate Release

FOR MORE INFORMATION:

David K. Waldman

Crescendo Communications, LLC

Tel: 866-787-8619

Email: odyne@crescendo-ir.com

Odyne Corporation Completes $5.75 Million
Private Placement to Accelerate Growth Strategy

Hauppauge, New York, December 14, 2006 – Odyne Corporation (OTCBB: ODYC) today announced it has raised an additional $2.65 million, completing the private placement previously announced on October 17, 2006, bringing the total proceeds to $5.75 million.  The preferred shares and associated warrants were placed with a group of qualified retail and institutional accredited  investors. The funds will be used to enhance the company’s sales and marketing initiatives, as well as support the expanded operations.

Roger M. Slotkin, Chief Executive Officer, stated, “The completion of this private placement marks an important milestone in the history of Odyne Corporation.  I would like to thank all of our investors for the confidence they have shown in our technology and the management team.  This funding will accelerate the commercial deployment of our technology.”  Mr. Slotkin continued, “We continue to work closely with strategic partners to enable us to rapidly scale the business. By combining our proprietary technology and expertise in battery and thermal management, we are now providing our customers with a commercially attractive ‘plug-in’ solution for their trucks and buses, which allows them to substitute less expensive grid power for fuel.”

After the closing of the private placement, Odyne had 25,670,553 shares of common stock outstanding, inclusive of 7,670,553 shares issuable upon the conversion of the Series A convertible preferred stock.  Odyne also had outstanding warrants to purchase a total of 4,648,920 shares of common stock, at exercise prices of $.75 or $1.00, and outstanding stock options to purchase a total of 505,000 shares of common stock, at an exercise price of $.75 per share.

The securities sold in the private placement have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Odyne Corporation

Odyne Corporation is a clean technology company that develops and manufactures propulsion systems for advanced Plug-in Hybrid Electric Vehicles for medium and heavy-duty trucks and buses by integrating its proprietary electric power conversion, electric power control and energy storage systems with a range of off-the-shelf components including electric motors and storage batteries. Odyne’s Plug-in Hybrid Electric Vehicle systems are series configuration hybrids that offer customers significant advantages when compared to the more familiar parallel architecture found in hybrid passenger cars. Odyne’s environmentally friendly and cost-effective Plug-in Hybrid Electric Vehicle systems allow vehicles to operate at lower costs and with lower vehicle emissions.

Forward-Looking Statements

This news release contains certain “forward-looking statements,” related to the business of Odyne which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions.  Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, regulatory actions or delays, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.  Certain of these risks and uncertainties are or will be described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Odyne is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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